Exhibit 4.5
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following is a description of CIM Income NAV, Inc.’s securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 31, 2019 and certain provisions of the Maryland General Corporation Law (the “MGCL”) and our charter and bylaws. The description is a summary, does not purport to be complete and is subject to and qualified by reference to Maryland law and to our charter and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and are incorporated by reference herein.
As used herein, the terms “Company,” “we,” “our” and “us” refer to CIM Income NAV, Inc., a Maryland corporation.
Our charter provides that we may issue up to 500.0 million shares of stock, $.01 par value per share. Of the total number of shares of stock authorized, (a) 490.0 million shares are designated as common stock, of which 122.5 million are classified as Class D Common Stock, or D Shares, 122.5 million are classified as Class T Common Stock, or T Shares, 122.5 million are classified as Class S Common Stock, or S Shares, and 122.5 million are classified as Class I Common Stock, or I Shares, and (b) 10.0 million shares are designated as preferred stock. Our charter authorizes our board of directors to amend our charter from time to time to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without stockholder approval.
Common Stock
The holders of shares of our common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of our directors. Our charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of our common stock can elect our entire board of directors. Subject to any preferential rights of any outstanding series of preferred stock, and the provisions of our charter regarding restrictions on ownership and transfer of our stock, the holders of shares of our common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, in the event that we were ever liquidated, would be entitled to receive all assets available for distribution to stockholders. Holders of shares of our common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares of common stock that we issue, or preference, conversion, exchange, sinking fund or redemption rights. Holders of shares of our common stock will not have appraisal rights, unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of our common stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights. Stockholders are not liable for our acts or obligations.
Our charter also contains a provision permitting our board of directors, without any action by our stockholders, to classify or reclassify any unissued common stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any new class or series of shares of stock.
DST Systems, Inc. acts as our registrar and as the transfer agent for shares of our common stock, while State Street acts as our custodian.
Multiple Class Plan
The charter requires our board of directors to adopt a Multiple Class Plan to establish certain features of the D Shares, T Shares, S Shares and I Shares. The purpose of the Multiple Class Plan is to establish (a) the commissions and fees payable to our dealer manager in regards to each class of common stock that we have registered in an offering pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), and (b) the expenses allocable to each class of common stock that we have registered in an offering pursuant to a registration statement filed under the Securities Act.
Rights Upon Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed among the holders of D Shares, T Shares, S Shares and I Shares ratably in proportion to the respective net asset value, or NAV, for each class. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding.
Preferred Stock
Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock without stockholder approval. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and by our charter to set, subject to our charter restrictions on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our board of directors may also set the terms of shares of preferred stock that rank senior to shares of our common stock as to dividends, in liquidation and/or with respect to other rights. Preferred stock may be issued without stockholder approval in unlimited amounts and we may issue preferred stock in the future to raise additional equity capital. However, issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel. Our board of directors has approved a resolution providing that we shall not issue shares of preferred stock that would limit or subordinate the voting rights of the holders of our common stock that are afforded by Section VI.B of the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association on May 7, 2007 (the “NASAA REIT Guidelines”); provided, however, that we reserve the right to issue shares of preferred stock that provide for the holders of such shares of preferred stock to elect or remove certain members of our board of directors, provided that a majority of the members of our board of directors shall be elected by the holders of our common stock.
Meetings, Special Voting Requirements and Access to Records
An annual meeting of the stockholders is held each year at our principal executive office or such other location convenient to stockholders upon reasonable notice and on a specific date which will be at least 30 days after delivery of our annual report. The board of directors, including the independent directors, shall be required to take reasonable steps to insure that this requirement is met. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman or the president and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast at the meeting on such matter. Upon receipt of a written request, either in person or by mail, stating the purposes of the special meeting, we will provide all stockholders, within 10 days after receipt of said request, written notice, either in person or by mail, of a special meeting and the purposes of such meeting to be held on a date not less than 15 or more than 60 days after the distribution of such notice, at a time and place specified in the request, or if none is specified, a time and place convenient to stockholders. The presence either in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at the meeting on any matter will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to elect a director.
In addition to the election of directors, under the MGCL and our charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on (1) the amendment of our charter, (2) our dissolution or (3) our merger, consolidation or conversion, a statutory share exchange or the sale or other disposition of all or substantially all of our assets. Under Maryland law, a Maryland corporation generally cannot amend its charter, dissolve, merge, consolidate, convert, engage in a statutory share exchange or sell all or substantially all of its assets unless such is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the company’s charter. Under our charter, these matters require the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Under the MGCL and our charter, except with respect to certain matters, such as the election or removal of directors, the board of directors must first adopt a resolution declaring that a proposed action is advisable and directing the matter to be submitted to the stockholders for approval or ratification.
Any stockholder will be permitted access to certain corporate records at reasonable times and may inspect and copy them for a reasonable charge. Under Maryland law, stockholders are entitled to inspect and copy our bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of stock and securities issued by us during the period specified by the requesting stockholder, which period may not be longer than 12 months prior to the date of the stockholder’s request.
Inspection of our records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our stock held by each of them, will be maintained as part of our books and records and will be available for inspection by any stockholder or the stockholder’s designated agent at our office. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any stockholder who requests the list within 10 days of the receipt of the request. A stockholder may request a copy of the stockholder list in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. We have the right to request that a requesting stockholder represent to us that the list will not be used to pursue commercial interests. If a proper request for the stockholder list is not honored, then the requesting stockholder will be entitled to recover certain costs incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list.
Restrictions on Ownership and Transfer
For us to continue to qualify as a real estate investment trust (“REIT”), no more than 50% in value of the outstanding shares of our stock may be owned, directly or indirectly through the application of certain attribution rules under the Internal Revenue Code of 1986, as amended (the “Code”), by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of our stock must be owned by 100 or more persons during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. These ownership tests did not apply to our first taxable year in which we qualified as a REIT. In addition, we must meet requirements regarding the nature of our gross income to continue to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of specified types of income, such as rents from real property and certain income from other real property investments. The rents received by our operating partnership from any tenant will not qualify as rents from real property if we own, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant, which could result in our loss of REIT status. To assist us in preserving our status as a REIT, among other purposes, our charter contains limitations on the ownership and transfer of shares of our stock which prohibit: (1) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of our then outstanding stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of our then outstanding common stock; and (2) any transfer of or other event or transaction with respect to shares of stock that would result in the beneficial ownership of our outstanding shares of stock by fewer than 100 persons. Our charter also prohibits any transfer of, or other event with respect to, shares of our stock that (a) would result in us being “closely held” within the meaning of Section 856(h) of the Code, (b) would cause any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to so qualify or (c) would otherwise cause us to fail to continue to qualify as a REIT.
Our charter provides that the shares of our stock that, if transferred, would violate any of the foregoing limitations, will be transferred automatically to a trust effective on the day before the purported transfer of such shares of our stock. We will designate a trustee of the share trust. We will also name a charitable organization as beneficiary of the share trust. The trustee will receive all distributions on the shares of our stock in the share trust and will hold such distributions or distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of stock in the share trust and, subject to Maryland law, will have the authority (1) to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the share trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. The intended transferee will acquire no rights in such shares of stock, unless, in the case of a transfer that would cause a violation of the 9.8% ownership limit, the transfer is exempted (prospectively or retroactively) by our board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the intended transferee) that such transfer would not result in our failing to continue to qualify as a REIT. If the transfer to the share trust would not be effective for any reason to prevent a violation of the foregoing limitations on ownership and transfer, then the transfer of that number of shares of stock that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares. In addition, our charter provides that any transfer of shares of our stock that would result in shares of our stock being owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares of our stock.
Within 20 days of receiving notice from us that shares have been transferred to the share trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner will receive a per share price equal to the lesser of (i) the price per share paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the share trust (e.g., a gift, devise or other similar transaction), the NAV per share on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the share trust, the shares are sold by the prohibited owner, then (i) the shares shall be deemed to have been sold on behalf of the share trust and (ii) to the extent that the prohibited owner received an amount for the shares that exceeds the amount such prohibited owner was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares held in the share trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the share trust (or, in the case of a devise or gift, the NAV per share at the time of the devise or gift) and (ii) the NAV per share on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner. We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.
Any person who acquires or attempts or intends to acquire shares of our stock in violation of the foregoing restrictions or who would have owned shares of our stock that were transferred to any such share trust is required to give immediate written notice to us of such event, or in the case of a proposed or attempted transaction, to give us 15 days written notice prior to such purported transaction. In both cases, such persons must provide to us such other information as we may request to determine the effect, if any, of such event on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.
The ownership limits do not apply to a person or persons that our board of directors exempts prospectively or retroactively from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5% (or such lower percentage applicable under the Code or Treasury Regulations) of the outstanding shares of our stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of our stock beneficially owned.
Business Combinations
Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges or, in circumstances specified in the MGCL, asset transfers and certain issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (1) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which he otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.
These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.
None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, our board of directors has exempted any business combination involving us and any person. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super majority vote requirements and other provisions of the statute.
Control Share Acquisitions
The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquirer, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares of stock acquired directly from the corporation or shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of issued and outstanding control shares. Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of any meeting of stockholders at which the voting rights for control shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition.
If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
The control share acquisition statute does not apply to shares of stock acquired in a merger or consolidation or on a stock exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the MGCL, we have provided in our bylaws that the control share provisions of the MGCL will not apply to any acquisition by any person of shares of our stock. This bylaws provision may be amended or eliminated at any time.
Unsolicited Takeovers
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, without a stockholder vote, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	maintaining a classified board of directors;

•	requiring that the number of directors be fixed only by vote of the board of directors;

•	requiring a two-thirds stockholder vote for removing a director;

•	requiring that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	requiring a request by holders of a majority of shares of stock for the calling of a stockholder-requested special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we vest in the board of directors the exclusive power to fix the number of directors, provided that the number is not less than three.
Amendment to Our Charter and Bylaws
The amendment of our charter generally requires the affirmative vote of the holders of a majority of shares of our stock then outstanding and entitled to vote thereon. Our board of directors may not amend our charter (without the concurrence by our stockholders) except (1) to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue, (2) to change our corporate name or the designation or par value of any class or series of our stock or the aggregate par value of our stock or (3) to effect certain reverse stock splits. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.
Voting with Respect to Certain Matters
The classes of common stock shall vote together as a single class on all actions to be taken by our stockholders; provided, however, the affirmative vote of a majority of the then outstanding D Shares, T Shares, S Shares and I Shares, as the case may be, with no other class of common stock voting except the applicable class of common stock voting as a separate class, shall be required (i) to amend our charter if such amendment would materially and adversely affect the rights, preferences and privileges of such class of common stock; (ii) on any matter submitted to our stockholders that relates solely to such class of common stock; and (iii) on any matter submitted to our stockholders in which the interests of such class of common stock differ from the interests of any other class of common stock.
With respect to shares of common stock owned by our advisor, our directors or any of their respective affiliates, none of our advisor, its sub-advisor, our directors, nor any of their respective affiliates may vote or consent on matters submitted to the stockholders regarding the removal of our advisor, directors or any of their respective affiliates or any transaction between us and any of them. In determining the requisite percentage in interest of shares of our common stock necessary to approve a matter on which our advisor, directors or any of their affiliates may not vote or consent, any shares owned by any of them will not be included.
Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made at an annual meeting of stockholders at which directors are to be elected only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of each individual so nominated or on such other business and has complied with the advance notice procedures set forth in our bylaws.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that such meeting has been called in accordance with our bylaws for the purpose of electing our directors by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of each individual so nominated and has complied with the advance notice provisions set forth in our bylaws.
REIT Qualification
Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to qualify, or to attempt to qualify, as a REIT.
Restrictions on Roll-Up Transactions
In accordance with our charter, in connection with any proposed transaction considered a “roll-up transaction” (as defined below) involving us and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, an appraisal of all of our assets shall be obtained from a competent independent appraiser. The assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal shall assume an orderly liquidation of the assets over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed roll-up transaction. If the appraisal will be included in a prospectus used to offer the securities of a roll-up entity, the appraisal shall be filed with the U.S. Securities and Exchange Commission (the “SEC”) and the states.
A roll-up transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance to our common stockholders of securities of an entity (“roll-up entity”) that would be created or would survive after the successful completion of a roll-up transaction. This term does not include:

•	a transaction involving securities of the Company that have been listed on a national securities exchange for at least 12 months; or

•
a transaction involving our conversion to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: common stockholder voting rights, the term of our existence, compensation to our sponsor or advisor or our investment objectives.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to common stockholders who vote “no” on the proposal the choice of:

1.	accepting the securities of a roll-up entity offered in the proposed roll-up transaction; or

2.	one of the following:

a.	remaining as holders of shares of our common stock and preserving their interests therein on the same terms and conditions as existed previously; or

b.	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.
We are prohibited from participating in any proposed roll-up transaction:

•
that would result in the common stockholders having voting rights in a roll-up entity that are less than those provided in our charter, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter, and our dissolution;

•
that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity, or which would limit the ability of a stockholder to exercise the voting rights of its securities of the roll-up entity on the basis of the number of shares held by that stockholder;

•
in which stockholders’ rights to access of records of the roll-up entity will be less than those provided above in the section entitled “Meetings, Special Voting Requirements and Access to Records;” or

•	in which any of the costs of the roll-up transaction would be borne by us if the roll-up transaction is rejected by the common stockholders.
Tender Offers by Stockholders
Our charter provides that any tender offer, including any “mini-tender” offer, must comply with Regulation 14D of the Exchange Act, including the notice and disclosure requirements. The offering person must provide the Company notice of such tender offer at least ten business days before initiating the tender offer. If the offering person does not comply with the provisions set forth above, the Company will have the right to redeem that person’s shares and any shares acquired in such tender offer. The redemption price of the shares in connection with a non-compliant tender offer will be the lesser of (i) the price then being paid per share purchased in our latest offering at full purchase price (not discounted for commission reductions or for reductions in sale price permitted pursuant to our distribution reinvestment plan), (ii) the estimated value of our shares as determined in our most recent valuation, (iii) the fair market value of our shares as determined by an independent valuation obtained by us, or (iv) the lowest tender offer price offered in such non-compliant tender offer. In addition, the non-complying person will be responsible for all of the Company’s expenses in connection with that person’s noncompliance.

Indemnification and Limitation of Directors’, Officers’ and Others’ Liability
We are permitted to limit the liability of our directors and officers, and to indemnify and advance expenses to our directors, officers and other agents, to the extent permitted by Maryland law and the NASAA REIT Guidelines. Subject to the limits described below, our charter contains provisions that eliminate directors’ and officers’ liability for money damages, require us to indemnify and, in certain circumstances, advance expenses to our directors, our officers, our advisor and its affiliates and permit us to indemnify and advance expenses to our employees and agents.
In accordance with Maryland law, our charter includes a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.
The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred by them in connection with any proceeding unless it is established that:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. The MGCL permits us to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
In addition to the above limitations of the MGCL, and as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify our directors, our advisor and its affiliates for losses or liability suffered by them or hold harmless our directors, our advisor and its affiliates for losses or liability suffered by us by requiring that the following additional conditions are met:

•	the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the party seeking indemnification was acting on our behalf or performing services for us;

•	in the case of non-independent directors, our advisor and its affiliates, the liability or loss was not the result of negligence or misconduct;

•	in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct; and

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the stockholders.
The SEC and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.
Under our charter, indemnification of our directors and our advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits in favor of the indemnitee of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee; or

•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

Our charter provides that the advancement of our funds to our directors, our advisor or our advisor’s affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of us; (ii) our directors, our advisor or our advisor’s affiliates provide us with written affirmation of their good faith belief that they have met the standard of conduct necessary for indemnification; (iii) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (iv) our directors, our advisor or our advisor’s affiliates agree in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such persons are found not to be entitled to indemnification.